Exhibit 99.1

Universal Travel Group Inc. Engages Christensen Investor Relations

Press Release Source: Universal Travel Group On Tuesday January 11, 2011, 4:00 am EST

SHENZHEN, China, Jan. 11, 2010 /PRNewswire-Asia-FirstCall/ -- Universal Travel Group Inc. ("Universal Travel Group" or the "Company") (NYSE:UTA - News), a leading travel services provider in China, offering package tours, air ticketing, and hotel reservation services online and via customer service representatives, today announced it has engaged Christensen Investor Relations to design, facilitate, and execute its investor and media relations programs. Christensen assists companies achieve fair market valuation and strengthen brand recognition in the global capital markets and financial media.

"We are very excited about working with Christensen again," said Ms. Jiangping JIANG, Chairwoman and Chief Executive Officer of Universal Travel Group. "Our company is in a unique position in the Chinese domestic travel services industry and keen on effectively communicating our growth story to investors worldwide. With its extensive global investor relations expertise, we are confident that Christensen will help properly position Universal Travel Group within the investor community with a more comprehensive and customized investor and media relations program. Engaging Christensen reinforces Universal Travel Group's commitment to improve our external communications and increase our visibility within the financial community, a critical step to achieving our long term goals."

About Universal Travel Group

Universal Travel Group Inc. (NYSE:UTA - News) is a leading China-based travel services provider, focusing on the domestic tourism market for leisure and corporate travel and offering packaged tours, air ticketing, and hotel reservation services. The Company targets geographic expansion in underpenetrated travel markets in central and western China; and it has established a second operation base in Chongqing. With the Chinese disposal income continuing to rise driving demand for domestic leisure services, the Company continues to benefit and dominate packaged tour businesses. The Company operates multi-channels sales with 24 hour call centers, online website, owned and franchised sales offices and various wholesale channels.

For more information, please visit Universal Travel Group's website at us.cnutg.com

About Christensen

Christensen is a capital markets advisory firm that assists companies in achieving fair valuation for their stock by creating high recognition, understanding, and interest within the global investment community.

Christensen, in business for 29 years, provides its clients with custom investor relations and media relations strategies, programs, and solutions designed to fit each client's individual needs according to their industry, the maturity of their investor relations and media relations activities, and their capital market aspirations. Christensen serves clients that range from pre-IPO businesses to multinational mega-cap companies.

Dedicated to building relationships through results, Christensen partners with clients to help create value in the global capital markets while providing them freedom to focus on their operating and financial success. Christensen has offices in New York, Beijing, Hong Kong, Shanghai, Scottsdale, Montreal, and Mumbai.

For investor and media inquiries, please contact:

Mr. Jin XIE, Secretary of Board & Interim Chief Financial Officer
Universal Travel Group Inc.
Tel: 86-755-86319549
Fax: 86-755-86319348
06@cnutg.com
Website: us.cnutg.com

Christensen
Kimberly Minarovich
Tel: +1 917 533 3268
Kminarovich@ChristensenIR.com

Jenny Wu
Tel: +852 9503 0673
Jwu@ChristensenIR.com